EXHIBIT 99.2

For Immediate Release	For More Information, Contact
Howard Kaminsky, Chief Financial Officer
Sport Chalet, Inc.
(818) 949-5300 ext. 8

 SPORT CHALET SIGNS NEW CREDIT FACILITY,
ADVANCES BUSINESS STRATEGY

– Company Negotiates $65 Million Credit Line from Bank of America –
– Engages Real Estate Advisor to Refine Store Strategy –

Los Angeles, California (October 21, 2010) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced the next steps in its business strategy, including the signing of a new four-year $65 million credit agreement with Bank of America, N.A.

Craig Levra, Chairman and CEO of Sport Chalet, said, “With its favorable terms, especially in view of an extremely tight credit market, our agreement represents a strong vote of confidence in Sport Chalet by one of the nation’s leading lenders.  We felt it was prudent to establish a new credit facility well before the previous one was set to mature.  The increased borrowing capacity provides us with tremendous flexibility to support our strategic initiatives and to enhance our vendor relationships.”

The Company was able to borrow on more favorable terms and conditions.  The credit facility has increased availability to $65 million from $45 million and contains revised financial covenants, which gives the Company greater financial flexibility.  The new facility also reduces the interest rate, which is expected to reduce interest expense by approximately $800,000 on an annualized basis, based on current borrowing forecasts.  The seasonal revolving credit line, from September 1 to December 31, remains unchanged at $70 million.  The new agreement extends the expiration date to October 2014.

Bank of America revised the financial covenant regarding earnings before interest, taxes and depreciation (EBITDA).  Under the previous facility, the Company was required to maintain a minimum monthly EBITDA on a trailing twelve month basis.  To increase the Company’s financial flexibility, the revised covenant, which raises the trailing twelve month minimum EBITDA by $500,000 every six months, is only calculated when the Company’s availability on the credit facility is below specified amounts.  On October 18, 2010, the Company had $16 million in availability, $10 million above the specified amount of $6 million.

“David Darnell, President of Global Commercial Banking at Bank of America, said, “Based on the progress that has been made over the past two years, we are happy to reaffirm our commitment to Sport Chalet and help the company move forward in implementing the next phase of its business strategy as it further strengthens its leadership position in the specialty sports retailing marketplace.”

Advancing Business Strategy

Sport Chalet has embarked on a multi-pronged strategy to better align its business with the challenging economic environment that has evolved since 2008.  Initially, these directives included renegotiating rent on existing stores, deferring store openings, improving inventory management and reducing selling, general, and administrative expenses.

To achieve sales growth, the Company enhanced its online presence, aggressively growing its vendor brand shops, along with product and service offerings, while further expanding its Team Sales division.  Additionally, the Company continues to source the best technical performance and lifestyle merchandise in order to further differentiate the Sport Chalet shopping experience.

Sport Chalet has implemented new micro-merchandising strategies to more accurately reflect each store’s customer demographics, including specialty concepts such as new running and triathlon shops.  To help refine its store strategy, Sport Chalet has engaged Buxton, which provides market optimization analytics for the retail industry, to assist in evaluating each of the Company’s locations, as well as identifying new opportunities.

“We are determined to return the Company to profitability and will continue to focus on actions that will enhance our business and support our strategy,” Levra said.  “These include continued cost reductions at the corporate and real estate level, enhancing gross margins and further improving inventory management.

“We will hold steadfast in our commitment to customers, providing them with a unique and differentiated shopping experience,” Levra added. “Our Action Pass customer relationship management initiative continues to grow, with more than 1.1 million members, as does the number of visitors to our enhanced website.  The customer information provided by these sources, along with Buxton, should enable us to more precisely identify the best locations and appropriate product assortment for existing and future store sites.  We are prepared to close underperforming stores and replace these locations with better sites in new and existing markets as real estate opportunities arise.”

In 2008, Sport Chalet opened its newest store in the Los Angeles market on Olympic Boulevard in West Los Angeles—a larger store in an area with appealing customer demographics—as a first step in the relocation of its store on La Cienega Boulevard.  The La Cienega store will continue to operate through February 2011, after which employees in this location are expected to be redeployed to other Sport Chalet stores.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 55 stores in California, Nevada, Arizona and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers more than 50 services for the serious sports enthusiast, including backpacking, canyoneering and kayaking instruction, car rack installation, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair at each of its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including, but not limited to, the ability to grow the company while further reducing costs, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.